Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation

Announces Third Quarter 2022 Financial Results

Reports Strong Performance with Elevated Total Investment Income, Core Investment Income and Net

Investment Income Quarter-over-Quarter

Increases Quarterly Distribution to $0.67 per Share

NEW YORK, NOVEMBER 8, 2022 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•

Total investment income for the third quarter of 2022 was $19.0 million, of which $15.4 million was attributable to interest income from the debt securities portfolio. This compares to total investment income for the second quarter of 2022 of $15.0 million, of which $11.9 million was attributable to interest income from the debt securities portfolio.

•	Core investment income[1] for the third quarter of 2022, excluding the impact of purchase price accounting, was $17.6 million as compared to $13.7 million in the second quarter of 2022.

•	Net investment income (“NII”) for the third quarter of 2022 was $8.4 million ($0.87 per share) as compared to $5.5 million ($0.57 per share) in the second quarter of 2022.

•

Net asset value (“NAV”) for the third quarter of 2022 was $251.6 million ($26.18 per share2) as compared to $261.7 million ($27.26 per share2) in the second quarter of 2022; the decline was driven by mark-to-market movements.

•

Non-accruals on debt investments, as of September 30, 2022, were held constant at three debt investments in comparison to the same number of investments on non-accrual status as of June 30, 2022. As of both September 30, 2022 and June 30, 2022, debt investments on non-accrual status represented 0.0% and 0.3% of the Company’s investment portfolio at fair value and amortized cost.

•

Total investments at fair value, as of September 30, 2022, was $571.7 million; when excluding CLO Funds, Joint Ventures and short-term investments, these investments are spread across 32 different industries and 117 entities with an average par balance per entity of approximately $3.4 million.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

[2]

NAV per share as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, was decreased 6 cents and 1 cent per share for the quarters ended September 30, 2022 and June 30, 2022, respectively, due to the impact of quarterly tax provisions.

•

Par value of outstanding borrowings, as of September 30, 2022, was $368.9 million with an asset coverage ratio of total assets to total borrowings of 167%. On a net basis, leverage as of September 30, 2022 was 1.3x3 compared to 1.2x3 as of June 30, 2022.

Subsequent Events

•	Increased stockholder distribution to $0.67 per share for the fourth quarter of 2022, payable on December 13, 2022 to stockholders of record at the close of business on November 24, 2022.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “We were pleased to report a strong [third] quarter of financial performance, despite operating under difficult market conditions, a challenging economic environment, rising interest rates, and market volatility. Our total investment income, core investment income and net investment income for the third quarter of 2022 all increased in comparison to the second quarter of 2022, as we started to see the impact that rising rates had in generating incremental revenue from our investments. Between the reduced cost of capital from our amended and extended credit facility with JPMorgan Chase and the continued benefit of rising rates, we expect this quarter’s strong performance will continue going forward in future quarters, allowing us to increase our quarterly dividend to $0.67 per share.”

Mr. Goldthorpe added, “As we continue to execute our investment strategy, we are well-positioned to take advantage of opportunities that arise from the current market environment by continuing to be selective and resourceful in our investment decisions. We will continue to be prudent with underwriting new investments given the current economic uncertainty.”

[3]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $39.1 million and $44.0 million of cash and cash equivalents and restricted cash for the quarters ended September 30, 2022 and June 30, 2022, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Select Financial Highlights

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Total investment income	19,009	22,911	50,997	62,761

Total expenses	10,617	9,193	29,175	29,120

Net Investment Income	8,392	13,718	21,822	33,641

Net realized gain (loss) on investments	(9,087)	(3,931)	(28,631)	(11,373)

Net unrealized gain (loss) on investments	(2,968)	(642)	(712)	7,593

Tax (provision) benefit on realized and unrealized gains (losses) on investments	(542)	—	(1,059)	—

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(12,597)	(4,573)	(30,402)	(3,780)

Realized gains (losses) on extinguishments of debt	—	—	—	(1,835)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(4,205)	$9,145	$(8,580)	$28,026

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share (4):
Basic and Diluted:	$(0.44)	$1.00	$(0.89)	$3.41
Net Investment Income Per Common Share (4):
Basic and Diluted:	$0.87	$1.50	$2.26	$4.10
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted (4)	9,602,712	9,131,456	9,644,870	8,213,661

[4]

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021. As a result, the share and per share amounts have been adjusted retroactively to reflect the split for all periods prior to August 26, 2021.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Interest from investments in debt excluding accretion	$12,232	$14,602	$31,320	$36,750
Purchase discount accounting	1,404	2,790	4,518	11,987
PIK Investment Income	1,740	1,296	4,414	3,173
CLO Income	914	748	3,476	2,211
JV Income	2,182	2,443	6,361	7,012
Service Fees	537	1,032	908	1,628

Investment Income	19,009	22,911	50,997	62,761

Less: Purchase discount accounting	(1,404)	(2,790)	(4,518)	(11,987)

Core Investment Income	17,605	20,121	46,479	50,774

Total investment income for the three months ended September 30, 2022 was $19.0 million. This compares to $15.0 million for the quarter ended June 30, 2022, and $16.9 million for the quarter ended March 31, 2022.

As of September 30, 2022, the weighted average contractual interest rate on our interest earning debt securities portfolio was approximately 10.0%. As of June 30, 2022, March 31, 2022, and December 31, 2021, the weighted average contractual interest rate on our debt securities portfolio was approximately 8.7%, 8.1% and 8.1%, respectively.

Investment Portfolio Activity

The composition of our investment portfolio as of September 30, 2022 and December 31, 2021, at cost and fair value, were as follows:

($ in thousands)	September 30, 2022 (Unaudited)			December 31, 2021
Security Type	Cost/Amortized Cost	Fair Value	%(5)	Cost/Amortized Cost	Fair Value	%(5)
Senior Secured Loan	$426,052	$415,819	73	$361,556	$364,701	66
Junior Secured Loan	65,672	61,535	11	82,996	70,549	13
Senior Unsecured Bond	416	43	0	416	43	0
Equity Securities	27,679	24,487	4	26,680	22,586	4
CLO Fund Securities	37,411	24,623	4	51,561	31,632	6
Asset Manager Affiliates(6)	17,791	—	—	17,791	—	—
Joint Ventures	55,139	45,141	8	64,365	60,474	11
Derivatives	31	8	0	31	(2,412)	—

Total	$630,191	$571,656	100%	$605,396	$547,573	100%

[5]	Represents percentage of total portfolio at fair value.
[6]	Represents the equity investment in the Asset Manager Affiliates.

As of September 30, 2022, three of the Company’s debt investments were on non-accrual status, unchanged as compared to June 30, 2022 (this compares to six at March 31, 2022, and seven at December 31, 2021). Investments on non-accrual status as of September 30, 2022 and June 30, 2022 represented 0.0% and 0.3% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to investments on non-accrual status as of December 31, 2022 of 0.5% and 2.8% of the Company’s investment portfolio at fair value and amortized cost, respectively.

Liquidity and Capital Resources

As of September 30, 2022, there was $368.9 million (par value) of borrowings outstanding with a weighted average interest rate of 5.0%, of which $108.0 million par value has a fixed rate and $260.9 million par value has a floating rate.

As of September 30, 2022, the Company had unrestricted cash of $16.9 million and restricted cash of $22.2 million. This compares to unrestricted cash of $28.9 million and restricted cash of $39.4 million as of December 31, 2021. As of September 30, 2022, we had $17.9 million of available borrowing capacity under the Senior Secured Revolving Credit Facility, and $25.0 million of borrowing capacity under the 2018-2 Revolving Credit Facility.

Total assets and shareholder’s equity as of September 30, 2022 were $629.5 million and $251.6 million, respectively, as compared to $648.3 million and $280.1 million, respectively, as of December 31, 2021.

As of September 30, 2022, and December 31, 2021, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	September 30, 2022	December 31, 2021
Cash and cash equivalents	$16,871	$28,919
Restricted Cash	22,183	39,421
Senior Secured Loan	415,819	364,701
Junior Secured Loan	61,535	70,549
Senior Unsecured Bond	43	43
Equity Securities	24,487	22,586
CLO Fund Securities	24,623	31,632
Asset Manager Affiliates	—	—
Joint Ventures	45,141	60,474
Derivatives	8	(2,412)

Total	$610,710	$615,913

Interest Rate Volatility

The Company’s investment income is affected by fluctuations in various interest rates, including LIBOR and prime rates.

As of September 30, 2022, approximately 89.3% of our Debt Securities Portfolio were either floating rate with a spread to an interest rate index such as LIBOR or the prime rate. 74.8% of these floating rate loans contain LIBOR floors ranging between 0.50% and 2.00%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$2,100	$4,029	$5,957
Decrease in interest rate	$1,340	$(561)	$(2,493)

Net investment income assuming a 1% increase in interest rates would increase by approximately $2.1 million on an annualized basis. If the increase in rates was more significant, such as 2% or 3%, the net effect on net investment income would be an increase of approximately $4.0 million and $6.0 million, respectively.

On an annualized basis, a decrease in interest rates of 1% would result in an increase in net investment income of approximately $1.3 million. A decrease in interest rates of 2% and 3% would result in a decrease in net investment income of approximately $0.6 million and $2.5 million, respectively. The effect on net investment income from declines in interest rates impacted by interest rate floors on certain of our floating rate investments, as there is no floor on our floating rate debt facility and the 2018-2 Secured Notes.

Conference Call and Webcast

We will hold a conference call on Wednesday, November 9, 2022, at 9:00 am Eastern Time to discuss our third quarter 2022 financial results. To access the call, please dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 8666889.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: Portman Ridge Third Quarter 2022 Conference Call. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Jason Roos

Chief Financial Officer

Jason.Roos@bcpartners.com

(212) 891-2880

Lena Cati

The Equity Group Inc.

lcati@equityny.com

(212) 836-9611

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2022 - $510,533; 2021 - $479,153)	$489,242	$452,482
Non-controlled affiliated investments (amortized cost: 2022 - $61,336; 2021 - $74,082)	60,522	74,142
Controlled affiliated investments (cost: 2022 - $58,322; 2021 - $52,130)	21,892	23,361

Total Investments at Fair Value (cost: 2022 - $630,191; 2021 - $605,365)	$571,656	$549,985
Cash and cash equivalents	16,871	28,919
Restricted cash	22,183	39,421
Interest receivable	3,166	5,514
Receivable for unsettled trades	12,250	20,193
Due from affiliates	591	507
Other assets	2,808	3,762

Total Assets	$629,525	$648,301

LIABILITIES
2018-2 Secured Notes (net of discount of: 2022 - $1,270; 2021 - $1,403)	$162,593	$162,460
4.875% Notes Due 2026 (net of discount of: 2022 - $1,819; 2021 - $2,157; net of deferred financing costs of: 2022 - $880; 2021 - $951)	105,301	104,892
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2022 - $1,163; 2021 - $732)	95,908	79,839
Derivative liabilities (cost: 2021 - $31)	—	2,412
Payable for unsettled trades	—	5,397
Accounts payable, accrued expenses and other liabilities	4,689	4,819
Accrued interest payable	4,330	2,020
Due to affiliates	1,261	1,799
Management and incentive fees payable	3,861	4,541

Total Liabilities	$377,943	$368,179
COMMITMENTS AND CONTINGENCIES
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,906,833 issued, and 9,608,913 outstanding at September 30, 2022, and 9,867,998 issued, and 9,699,695 outstanding at December 31, 2021	$97	$97
Capital in excess of par value	731,358	733,095
Total distributable (loss) earnings	(479,873)	(453,070)

Total Net Assets	$251,582	$280,122

Total Liabilities and Net Assets	$629,525	$648,301

NET ASSET VALUE PER COMMON SHARE (4)	$26.18	$28.88

(4)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the common shares and net asset value per common share have been adjusted retroactively to reflect the split for all periods presented.

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$13,727	$16,370	$37,043	$48,283
Non-controlled affiliated investments	823	1,775	2,271	2,670
Controlled affiliated investments	—	(5)	—	(5)

Total interest income	$14,550	$18,140	$39,314	$50,948
Payment-in-kind income:
Non-controlled/non-affiliated investments	$1,505	$1,225	$3,830	$3,078
Non-controlled affiliated investments	74	71	403	95
Controlled affiliated investments	161	—	181	—

Total payment-in-kind income	$1,740	$1,296	$4,414	$3,173
Dividend income:
Non-controlled affiliated investments	$1,149	$2,070	$3,099	$3,997
Controlled affiliated investments	1,033	373	3,262	3,015

Total dividend income	$2,182	$2,443	$6,361	$7,012
Fees and other income	$537	$1,032	$908	$1,628

Total investment income	$19,009	$22,911	$50,997	$62,761

EXPENSES
Management fees	$2,082	$2,065	$6,305	$5,772
Performance-based incentive fees	1,780	1,939	4,627	6,333
Interest and amortization of debt issuance costs	4,673	3,408	11,906	10,315
Professional fees	759	490	2,483	2,680
Administrative services expense	862	760	2,531	2,092
Other general and administrative expenses	461	531	1,323	1,928

Total expenses	$10,617	$9,193	$29,175	$29,120

NET INVESTMENT INCOME	$8,392	$13,718	$21,822	$33,641

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized gains (losses) from investment transactions:
Non-controlled/non-affiliated investments	$(8,560)	$(2,970)	$(26,339)	$(10,193)
Non-controlled affiliated investments	(527)	(961)	(197)	(1,180)
Derivatives	—	—	(2,095)	—

Net realized gain (loss) on investments	$(9,087)	$(3,931)	$(28,631)	$(11,373)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	$(318)	$310	$5,381	$5,143
Non-controlled affiliated investments	338	182	(874)	1,770
Controlled affiliated investments	(2,988)	(955)	(7,661)	1,553
Derivatives	—	(179)	2,442	(873)

Net unrealized gain (loss) on investments	$(2,968)	$(642)	$(712)	$7,593

Tax (provision) benefit on realized and unrealized gains (losses) on investments	$(542)	$—	$(1,059)	$—

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(12,597)	$(4,573)	$(30,402)	$(3,780)

Realized gains (losses) on extinguishments of debt	$—	$—	$—	$(1,835)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(4,205)	$9,145	$(8,580)	$28,026

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share (4):
Basic and Diluted:	$(0.44)	$1.00	$(0.89)	$3.41
Net Investment Income Per Common Share (4):
Basic and Diluted:	$0.87	$1.50	$2.26	$4.10
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted (4)	9,602,712	9,131,456	9,644,870	8,213,661

(4)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the common shares and net asset value per common share have been adjusted retroactively to reflect the split for all periods presented.